DERIVATIVES RISK MANAGEMENT PROGRAM SUPPORT SERVICES ADDENDUM

This Derivatives Risk Management Program Support Services Addendum (this “Addendum”) with an effective date of August 1, 2022 shall be attached to and governed by that certain Master Services Agreement between Ultimus Fund Solutions, LLC (“Ultimus”) and Segall Bryant & Hamill Trust (the “Trust”) dated May 23, 2019 (the “Agreement). All capitalized terms used herein, unless otherwise defined, have the meaning ascribed to them in the Agreement as it may be supplemented or amended from time to time.

The parties agree as follows:

1.	Derivatives Risk Management Program Support Services

Ultimus will provide to the Trust’s funds (identified on Schedule A, which schedule may be revised from time to time in Ultimus’ sole discretion to add or remove funds without need of a formal amendment); provided that (i) Ultimus shall not unreasonably withhold consent to the addition or removal of a Fund from Schedule A; and (ii) promptly following the addition or removal of a Fund to or from Schedule A, the parties shall memorialize such additions or deletions by attaching a revised Schedule A to this Addendum) (the “Funds”) certain services (the “Derivatives Risk Management Program Support Services”), as described below, in accordance with Rule 18f-4 under the Investment Company Act of 1940, as amended (“Rule 18f-4”):

a.	Manage derivatives-specific data, update security master files, and load each Fund’s portfolio composition and derivatives-specific data into Confluence software;

b.	Deliver daily derivatives exposure and value-at-risk (“VaR”) reports generated by the Confluence software to each Fund’s investment adviser (“Adviser”) and the Trust’s Chief Compliance Officer and make available reporting for weekly stress testing and back-testing calculations performed by the Confluence software;

c.	Provide Adviser access to the Confluence software in order that Adviser may calculate derivatives exposure for each Fund it advises and make other derivatives risk management calculations as required by Rule 18f-4 (e.g., daily VaR calculations, weekly back-testing, and weekly stress-testing);

d.	Provide Adviser a board reporting template; and

e.	Provide the Trust’s board of trustees (the “Board”) access to an independent derivatives expert (a “Derivatives Expert”) capable of supporting the Board’s efforts in effecting compliance oversight as required by Rule 18f-4 and the Trust’s related Derivatives Risk Management Program.

Alternatively, the Trust may elect to forego receipt of the Derivatives Risk Management Program Support Services and instead deliver (or cause to be delivered) to Ultimus derivatives data required to be reported monthly on Form N-PORT, in which case Ultimus’ services (the “18f- 4/N- PORT Support Services”) will be limited to taking receipt of that derivatives data, manually loading that data into its reporting system, and reporting the required derivatives information on Form N-PORT monthly.

2.	Fees

In consideration for Ultimus providing the Derivatives Risk Management Program Support Services, the Trust will pay (or cause the Fund to pay) Ultimus a quarterly fee of $2,000.00 per Fund receiving such Derivatives Risk Management Program Support Services (the “Derivatives Risk Management Program Support Services Fee”) provided that no Fund shall be responsible for the payment of Derivatives Risk Management Program Support Services Fees of another Fund. In consideration for Ultimus providing the 18f-4/N-PORT Support Services, the Trust will pay (or cause the Fund to pay) Ultimus a quarterly fee of $250.00 per Fund receiving such 18f-4/N -PORT Support Services (the “18f-4/N-PORT Support Services Fee”) provided that no Fund shall be responsible for the payment of 18f-4/N-PORT Support Services Fees of another Fund.

3.	Expense Reimbursements

In addition to the Derivatives Risk Management Program Support Services Fee or the 18f-4/N-PORT Support Services Fee (as applicable), the Trust will reimburse (or cause to be reimbursed) Ultimus for the Funds’ pro rata share (as determined by Ultimus) of reasonable third party expenses incurred by Ultimus in providing the Derivatives Risk Management Program Support Services or the 18f-4/N-PORT Support Services (as applicable), including, without limitation, the Funds’ proportionate share of any fees paid by Ultimus to any Derivatives Expert as part of Ultimus’ providing the Derivatives Risk Management Program Support Services.

4.	Invoicing and Payment Terms

Ultimus will invoice for the Derivatives Risk Management Program Support Services Fee or the 18f-4/N-PORT Support Services Fee (as applicable) and any reimbursable expenses quarterly in arrears. The same will be due and payable within 30 days of receipt of invoice.

5.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the Derivatives Risk Management Program Support Services Fee or the 18f-4/N-PORT Support Services Fee (as applicable) by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)1 plus 1.5%.

6.	Responsibility for Compliance Oversight and Identification of Derivative Securities

The Board has and retains primary responsibility for oversight of all compliance matters relating to the Funds, including, but not limited to, compliance with the Investment Company Act and Rule 18f-4. The Adviser has and retains primary responsibility for identifying “derivative transactions” as such term is defined in Rule 18f-4. Ultimus’ provision of Derivatives Risk Management Program Support Services or 18f-4/N-PORT Support Services hereunder shall not relieve the Board or the Adviser of the aforementioned responsibilities.

7.	Miscellaneous

Except as supplemented hereby, the Agreement shall remain in full force and effect without modification. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

IN WITNESS WHEREOF, each party hereto has caused this Addendum to be executed by its duly authorized officer as of the date and year first above written.

SEGALL BRYANT & HAMILL TRUST	ULTIMUS FUND SOLUTIONS, LLC

By:	By:
Name: Jasper R. Frontz	Name: Gary Tenkman
Title: Treasurer & CCO	Title: Chief Executive Officer

DERIVATIVES RISK MANAGEMENT PROGRAM SUPPORT SERVICES ADDENDUM

Schedule A

Funds

(As of 8/1//22)

Funds Receiving the Derivatives Risk Management Program Support Services

Segall Bryant & Hamill Fundamental International Small Cap Fund - $2000 Quarterly Fee

Funds Receiving the 18f-4/N-PORT Support Services

Segall Bryant & Hamill Colorado Tax-Free Fund - $250 Quarterly Fee

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